EXHIBIT 4.17

Dated 31 December 2008

INSTRUMENT

-constituting-

GUARANTEED UNSECURED LOAN NOTES 2008

BRINGING THIS DOCUMENT OR ANY CERTIFIED COPY OF THIS DOCUMENT INTO THE REPUBLIC OF AUSTRIA AS WELL AS ANY WRITTEN CONFIRMATION (INCLUDING E-MAIL AND FAX) OR WRITTEN REFERENCE (INCLUDING E-MAIL AND FAX) TO THIS DOCUMENT MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY TAX. PLEASE READ CLAUSES 12 (FEES, DUTIES AND TAXES AND STAMP TAXES), 14 (NOTICES) AND 17 (PLACE OF PERFORMANCE AND PAYMENTS) OF THIS INSTRUMENT IN CONNECTION WITH THE FOREGOING.

Linklaters

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Ref L-155244/C Jacobs

GUARANTEED UNSECURED LOAN NOTES

This Instrument is entered into as a deed this 31st day of December 2008        by

(1)                              SAPPI PAPIER HOLDING GMBH a limited liability company incorporated under the laws of Austria registered in the commercial registry of the regional court of Graz under FN 167931h having its registered office at A-8101 Gratkorn, Brucker Strasse 21, Austria (the “Company”);

(2)                              SAPPI LIMITED a company incorporated in the Republic of South Africa whose registered office is at Sappi House, 48 Ameshoff Street, Braamfontein, Johannesburg, South Africa ( “Sappi”);

(3)                              SAPPI INTERNATIONAL S.A. a company incorporated in Belgium having its registered office at Chaussee de la Hulpe 154, 1170 Watermael-Boitsfort, Belgium (“Sappi International”); and

(4)                              SAPPI TRADING PULP AG a company incorporated in Switzerland whose registered office is at Gotthardstrasse 23, 8800 Thalwil, Switzerland  (“Sappi Trading Pulp”),

(Sappi, Sappi International and Sappi Trading Pulp together being the “Guarantors”).

Whereas:

(A)                            Sappi, the Company and M-real, among others, entered into a Master Business and Share Sale Agreement on 29 September 2008 (the “Master Agreement”).

(B)                            The Company has in accordance with its Memorandum and Articles of Association and by a resolution of its Board of Directors passed on 12 December 2008, resolved to create the Guaranteed Unsecured Loan Notes 2008 having a value of €250,000,000 to be issued to M-real pursuant to Sappi and the Company’s obligations under the Master Agreement (the “Notes”).

(C)                            The Guarantors have agreed to guarantee payment of principal and interest in respect of the Notes on the terms and subject to the Conditions set out in the Second Schedule to this Instrument.

(D)                            This Instrument is entered into and the Notes are to be issued to M-real, on the Completion Date in accordance with the terms of the Master Agreement.

Now this Instrument witnesses and declares as follows:

1                                      Definitions

1.1                           In this Instrument and the Schedules the following expressions shall where the context permits have the following meanings:

“Business Day” means any day (which is not a Saturday, Sunday or a bank or public holiday) on which banks are open for business in Helsinki, Johannesburg, Zurich, Vienna and London;

“Certificate” means a certificate duly executed by the Company relating to the Notes represented by it;

“Competitor” means any person that directly or indirectly competes with the Sappi;

“Completion Date” shall have the meaning given in the Master Agreement;

“Conditions” means the conditions set out in the Second Schedule as modified from time to time in accordance with the provisions of this Instrument;

“Consideration Shares” shall have the meaning given in the Master Agreement;

“Default” means an Early Repayment Event or any event or circumstance specified in Condition 2 of the Second Schedule which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Note Documents or any combination of any of the foregoing) be an Early Repayment Event;

“Directors” means the Board of Directors for the time being of the Company or a duly authorised committee thereof;

“Early Repayment Event” means any event or circumstance specified in Condition 2 of the Second Schedule;

“Extraordinary Resolution” has the meaning given to it in paragraph 17 of the Third Schedule;

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any hire purchase agreement, conditional sale agreement or lease which would, in accordance with generally accepted accounting standards in the relevant jurisdiction be treated as a finance or capital lease;

(e)	any guarantee, bond, stand-by letter of credit or other similar instrument issued in connection with the performance of contracts;

(f)	any interest rate or currency swap agreement or any other hedging or derivatives instrument or agreement;

(g)

any arrangement entered into primarily as a method of raising finance pursuant to which any asset sold or otherwise disposed of by that person is or may be leased to or re-acquired by a Group Company (whether following the exercise of an option or otherwise); or

(h)	any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above,

except that indebtedness owing by one Group Company to another Group Company shall not be taken into account as Financial Indebtedness;

“Guarantee” means the guarantee and indemnity of the Guarantors referred to in Clause 9, subject to and in accordance with the conditions and the terms of the Fourth Schedule;

“Guaranteed Unsecured Loan Notes 2008” shall have the meaning given in Clause 4;

“Instrument” means this instrument and the Schedules (inclusive) hereto as from time to time modified in accordance with the provisions herein contained;

“Interest Payment Date” has the meaning given to it in Condition 6;

“Interest Period” has the meaning given to it in Condition 6;

“Lock-up Agreement” means the agreement dated [the same day as this Agreement] entered into by M-real and Sappi which sets out certain restrictions on the disposal of the Consideration Shares;

“Material Adverse Effect” means a material adverse effect on the ability of the Obligors (taken together) to perform their payment obligations under the Note Documents or the ability of the Company to comply with the financial covenants contained in Condition 16 by reference to clause 21 (Financial Covenants) of the RCF;

“M-real” means M-real Corporation, a company incorporated in Finland whose registered office is at Revontulentie 6, 02100 Espoo, Finland/P.O. Box 20, FIN-02020 Metsä, Finland (registered in Finland with No. 0635366-7);

“Note Document” means:

(a)	this Instrument; or

(b)	a Note;

“Notes” means the Guaranteed Unsecured Loan Notes 2008 constituted by this Instrument or, as the case may be, the principal amount thereof for the time being issued and outstanding;

“Noteholder” means a person for the time being entered on the Register as the holder of a Note;

“Obligor” means the Company or a Guarantor;

“Paper Business” means, any one or more of the following businesses:

(a)

the production, manufacture, distribution, supply, sale, purchase and trading in respect of paper (including but not limited to fine paper, coated and uncoated woodfree paper, packaging paper, publication paper and newsprint);

(b)	pulp (including all chemical or other manufacturing processes relating to pulp); and

(c)	wood products (including all initial processes, manufacturing or otherwise relating to paper, pulp and paper pulp), the growing of timber supplies,

and any other businesses related or ancillary to any of the foregoing;

“Proceedings” means any proceeding, suit or action arising out of or in connection with this Instrument or the Notes;

“Qualifying Noteholder” means a Noteholder which is (on the date a payment falls due) entitled (subject to the completion of any necessary procedural formalities) to payment of interest under the Notes from the Company without a Tax Deduction for or on account of Austrian tax;

“RCF” means the EUR 600,000,000 revolving credit facility agreement dated 29 June 2005 arranged for Sappi Limited by BNP Paribas, J.P. Morgan Plc and SG Corporate & Investment Banking as amended on 11 September 2006 and as further amended, restated or novated from time to time;

“Register” means the register of Noteholders to be maintained by the Registrar on behalf of the Company in accordance with Clause 8;

“Registrar” means the person appointed by the Company from time to time to maintain the Register;

“Relevant Purchasers” shall have the meaning given in the Master Agreement;

“Relevant Sellers” shall have the meaning given in the Master Agreement;

“Security” means a mortgage, charge, pledge, lien or any other security interest securing any obligation of any person or any other agreement or arrangement having the effect of giving security or preferential ranking to a creditor;

“Service Document” means a claim form, summons, order, judgement or other document issued in connection with any Proceedings;

“Stamp Duty Sensitive Document” means (i) any original of: this Instrument (including the Schedules hereto); the Certificates relating to the Notes; the Guarantee; the Vendor Loans (as defined in the Master Agreement), any transfer document transferring the Vendor Loans (as defined in the Master Agreement) to Sappi as contemplated by clause 7.5 of the Master Agreement; or the Master Agreement (but excluding the Hallein Coater Asset Sale and Transfer Agreement (as defined in the Master Agreement) and any document relating to the transfer of Austrian IP as contemplated in the Master Agreement) and (ii) any notarised copy or any certified copy of the documents above;

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Note Document;

“Tax Payment” means an increased payment made by an Obligor to a Noteholder under Clause 13.2 (Tax gross-up).

“Working Hours” means 9.00 a.m. to 5.00 p.m. on a Business Day.

1.2                           References herein to “this Instrument” include, where the context so admits, the Schedules hereto.

1.3                           Save as expressly defined any words and expressions defined in the Companies Act 2006 shall have the same meanings when used in this Instrument.

1.4                           References herein to any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof from time to time in force.

1.5                           Words used herein denoting persons shall include corporations, the masculine gender shall include the feminine and the singular shall include the plural and vice versa.

1.6                           The headings herein are for convenience only and shall not affect the interpretation hereof.

1.7                           References herein to Clauses, Conditions, paragraphs, sub-paragraphs or Schedules are to clauses, conditions, paragraphs and sub-paragraphs hereof or to the schedules hereto.

1.8                              Unless otherwise defined or construed in this Instrument, terms defined and references construed in the RCF have the same meaning and construction in this Instrument.

1.9                              An Early Repayment Event is “continuing” if it has not been remedied or waived.

2                                      Amount of the Notes

2.1                           The principal amount of the Notes constituted by this Instrument shall not exceed €250,000,000 in aggregate nominal amount. The Notes shall be issued fully paid in amounts and integral multiples of €10,000,000 and shall only be transferable as provided in the Second Schedule.

2.2                           The principal amount of the Notes constituted by this Instrument will be a maximum of €250,000,000 in aggregate nominal amount but shall be finally determined in accordance with Clause 7.2 of the Master Agreement.

3                                      Repayment

Unless previously repaid, redeemed or purchased, the Notes shall be repaid in full at par on the date which is 48 months from the Completion Date, together with any accrued interest up to but excluding that date.

4                                      Status of the Notes

The Notes shall be known as the “Guaranteed Unsecured Loan Notes 2008” and when issued each Obligor shall ensure that they rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

5                                      Conditions of Issue

The Conditions, the Guarantee and the provisions contained in the Schedules shall have effect in the same manner as if such Conditions, Guarantee and provisions were set out herein. The Notes shall be held subject to and with the benefit of the Conditions, the Guarantee and of the provisions in the Schedules, all of which shall be binding on the Company, the Guarantors and the Noteholders and all persons claiming through them respectively.

6                                      Covenants by the Obligors

The Company and the Guarantors covenant with the Noteholders and each of them duly to perform and observe the obligations on its part contained in this Instrument (including, without limitation, the Second and Third Schedules in the case of the Company and the Fourth Schedule in the case of the Guarantors) to the intent that this Instrument shall ensure for the benefit of all Noteholders each of whom may sue for the performance or observance of the provisions of this Instrument so far as his holding of Notes is concerned.

7                                      Certificates for Notes

7.1                           Each Noteholder will be entitled without charge to one Certificate for the aggregate amount of Notes registered in his name in the Register. Each Certificate shall bear a denoting number and shall be executed by the Company. Every Certificate shall be in the form or substantially in the form set out in the First Schedule and shall have the Conditions endorsed thereon.

7.2                           When a Noteholder transfers or has redeemed part only of his Notes, the old Certificate shall be cancelled and a new Certificate for the balance of such Notes shall be issued without charge.

8                                      Register of Notes

8.1                           The Company shall appoint a Registrar (initially to be Willy Heckers of Sappi (UK) Limited, Blackburn Mill, Feniscowles, Blackburn, Lancashire BB2 5HX) who shall at all times keep at an address in the United Kingdom a Register showing:

8.1.1                the names and addresses of the holders for the time being of the Notes;

8.1.2                the amount of the Notes held by each registered holder;

8.1.3                the date on which the name of each individual registered holder is entered in the Register in respect of the Notes standing in its name; and

8.1.4                the denoting number of each Certificate for the Notes issued and the date of issue thereof.

8.2                           Any change of name or address on the part of any Noteholder shall forthwith be notified to the Registrar and the Register shall be altered accordingly.

8.3                           Any change of the name or address of the Registrar shall be notified to the Noteholders in accordance with Clause 14 of this Instrument and Condition 13 of the Second Schedule.

9                                      Guarantee

The Guarantors give the guarantee and indemnity set out in the provisions of the Fourth Schedule.

10                               Compliance with laws

So long as any Note is outstanding, the Company undertakes that it will comply with all applicable laws to which it may be subject, to the extent that failure to comply does not have, or is not reasonably likely to have, a Material Adverse Effect.

11                                Representations and warranties

                                             Each Obligor represents and warrants and undertakes to the Noteholders that:

11.1                     it is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

11.2                     the obligations expressed to be assumed by it in this Instrument and the Notes are, subject to any general principles of law limiting its obligations, legal, valid, binding and enforceable obligations;

11.3                     the entry into and performance by it of this Instrument and the Notes do not and will not conflict with:

11.3.1          any applicable law or regulation;

11.3.2          its constitutional documents; or

11.3.3          to the extent which could reasonably be expected to have a Material Adverse Effect, any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument;

11.4                     it has the power to enter into, perform and deliver, and has taken all necessary actions to authorise entry into, performance and delivery of this Instrument and the Notes; and

11.5                     all authorisations required to enable it lawfully to enter into, exercise its rights and comply with their obligations in this Instrument and the Notes have been obtained or effected and are and will continue to be in full force and effect.

12                               Fees, duties and taxes and Stamp Taxes

12.1                    Fees, duties and taxes

The Company will pay any stamp, issue, registration, documentary and other fees, duties and taxes, including interest and penalties, payable on or in connection with (i) the execution and delivery of this Instrument and (ii) the constitution and original issue and registration of the Notes.

12.2                    Stamp Taxes

12.2.1         The Company shall pay and, within five Business Days of demand, indemnify each Guarantor or Noteholder against any cost, loss or liability that that Guarantor or Noteholder incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Instrument, the Guarantee and any other documents in connection herewith provided, however, that the Company shall not be so liable to pay and indemnify the Guarantors or the Noteholders against any cost, loss or liability that the Guarantor or the Noteholder so incurs to the extent that such cost, loss or liability results from the Guarantor or the Noteholder breaching its obligations under paragraph 12.2.2 below.

12.2.2         No Guarantor or Noteholder shall bring, send to or otherwise produce in Austria a Stamp Duty Sensitive Document other than in the event that:

(i)                            this does not cause a liability of the Company to pay stamp duty or other Tax in Austria;

(ii)                         the Guarantors or the Noteholders wish to enforce or preserve (e.g. by interim injunction) any of their rights, powers and remedies under or in connection with the Stamp Duty Sensitive Documents in Austria and required and/or desirable (including, without limitation, for reason of any objection or defence raised by the Guarantors or the Noteholders in any form of proceedings in Austria) to bring, send to or otherwise produce in Austria a Stamp Duty Sensitive Document for the purpose of enforcement or preservation of any of their rights under or in connection with a Stamp Duty Sensitive Document or either the judge, arbitrator or other person responsible for the determination of such proceedings has ruled that a Stamp Duty Sensitive Document or any document relating to it must be brought into Austria, or has indicated that a Stamp Duty Sensitive Document must be brought into Austria in order to avoid adverse effects for the Guarantors or the Noteholders enforcing or preserving their rights under or in connection with a Stamp Duty Sensitive Document, or the rules governing the conduct of such proceedings provided that a Stamp Duty Sensitive Document or any document relating to it, or any other form of evidence of the matters which are the subject of such proceedings, cannot be produced as adequate evidence of the purposes of such proceedings and it would not be sufficient for that Guarantor or Noteholder to bring, send to or otherwise produce in Austria a simple copy (a copy which is not an original copy, notarised copy or certified copy) of the Stamp Duty Sensitive Document for the purposes of such enforcement; in furtherance of the foregoing, but without prejudice to it, no Guarantors and no Noteholders shall (1) object to the introduction into evidence of an uncertified copy of any Stamp Duty Sensitive Document or raise a defence to any action or to the exercise of any remedy on the basis of an original or certified copy of any Stamp Duty Sensitive Document not having been introduced into evidence, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document and (2) if such Guarantor or Noteholder is a party to the proceedings before such Austrian court or authority, contest the authenticity (Echtheit) of an uncertified copy of any such Stamp Duty Sensitive Document, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document; or

(iii)       the Guarantors or the Noteholders are required by law, governmental body, court, authority or agency pursuant to any law or legal requirement (whether for the purposes of initiating, prosecuting, enforcing or executing any claim or remedy or enforcing any judgment or otherwise), to bring a Stamp Duty Sensitive Document into Austria.

12.2.3         The exclusive place of performance (Erfüllungsort) for all rights and obligations under any Stamp Duty Sensitive Document shall be in any case a place outside of Austria, which especially means that the payment of any amounts shall be made to a bank account and, respectively, from a bank account outside of Austria. It is expressly agreed between the parties hereto that any such performance within Austria will not establish Austria as the place of performance and shall be deemed not effective with respect to any Party hereto; in particular such performance shall not discharge a Party from its obligations under any Transaction Document.

12.2.4         To the extent that a breach by the Guarantors or the Noteholders of their obligations under paragraphs 12.2.2 or 12.2.3 of this Clause 12.2 result in any cost, loss or liability being incurred by the Company in relation to any stamp duty, registration and other similar Taxes payable in respect of this Instrument, the Guarantee and any other documents in connection herewith, the Guarantors or the Noteholders responsible for such breach shall indemnify the Company for any such cost, loss or liability incurred.

13                               Withholdings or Deductions

13.1                    Each Noteholder shall at the time it becomes a Noteholder and at the request of the Company or the Registrar confirm that as at such time it is beneficially entitled to interest payable to it under the Notes and that it does not have its corporate seat or place of effective management in Austria and that it does not have a permanent establishment in Austria with which that Noteholder’s participation in the Notes is effectively connected.

13.2                    Tax gross-up

13.2.1         Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

13.2.2         If a Tax Deduction is required by law to be made by an Obligor (subject to Clause 13.2.3 below), the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.3         An Obligor is not required to make an increased payment under Clause 13.2.2 above if, on the date the payment falls due:

(i)           the payment could have been made to the Noteholder without a Tax Deduction if it was a Qualifying Noteholder, but on that date the Noteholder is not or has ceased to be a Qualifying Noteholder other than as a result of any change after the date of this Instrument in (or in the interpretation, administration, or application of) any law or double taxation treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)          the Obligor making the payment is able to demonstrate that the payment could have been made to the Noteholder without a Tax Deduction had that Noteholder complied with its obligations under Clause 13.3 below.

13.2.4         If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.3                    Filings

In circumstances where an Obligor is required (or would in the absence of any such filing be required) to make a deduction or withholding for or on account of Taxes from a payment due to a Noteholder or any other deduction contemplated by this Clause 13.3, such Obligor and each relevant Noteholder shall cooperate in good faith following a reasonable request by the relevant Obligor to file such forms and documents as the appropriate taxation authority may reasonably require in order to enable such Obligor to make relevant payments under the Note Documents without having to make such deduction or withholding.

13.4                    Tax Credit

If an Obligor makes a Tax Payment and the relevant Noteholder determines that:

13.4.1         a Tax Credit is attributable to that Tax Payment; and

13.4.2         that Noteholder has obtained, utilised and retained that Tax Credit, on a consolidated group basis,

the Noteholder shall pay an amount to the Obligor which that Noteholder determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5                    The obligation of any of the Obligors to make an increased payment under clause 13.2 shall be no greater in respect of any assignee or transferee of any rights or obligations of any Noteholder than it would have been in respect of the original Noteholder.

14                               Notices

14.1                    Any notice or other communication given or made in connection with this Instrument or the Notes shall be in writing and not be made to or from a place located in Austria.  Telexes and faxes are not permitted.

14.2                    Any such notice or other communication shall be addressed to the Registrar if made to the Company addressed as provided in Clause 14.3 or in Condition 13 and, if so addressed, shall be deemed to have been duly given or made as follows:

14.2.1         if sent by personal delivery, upon delivery at the address of the relevant party; or

14.2.2         if sent by courier, two Business Days after the date of posting,

PROVIDED THAT where any such notice or other communication is deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

14.3                    The relevant addressee and address of each of the Registrar, the Guarantors and M-real (as the first of the Noteholders), subject to Clause 14.4, are:

Address

M-real (as the first Noteholder)	Revontulentie 6
02100 Espoo,
For the attention of: Esa Kaikkonen	Finland

P.O. Box 20,
FIN-02020 Metsä,
Finland

The Registrar

For the attention of: The Registrar,	Sappi (UK) Limited
Willy Heckers	Blackburn Mill
Feniscowles
Blackburn
Lancashire BB2 5HX Sappi House
48 Ameshoff Street
Braamfontein
With a copy to: Each of Mark	Johannesburg
Thompson and Ria Sanz	South Africa

The Guarantors

For the attention of: Jörg Passler	Chaussee de la Hulpe 154
1170 Watermael-Boitsfort
Belgium

With a copy to: Each of Mark	Sappi House
Thompson and Ria Sanz	48 Ameshoff Street
Braamfontein
Johannesburg
South Africa

14.4                    Any of the Registrar, the Guarantors or the Noteholders may notify each other of a change to its name, relevant addressee or address for the purposes of Clause 14.3 (or, in the case of Noteholders other than M-real, for the purposes of Condition 13) PROVIDED THAT such notification is not made to or from a place that is in Austria and shall only be effective on:

14.4.1         the date specified in the notification as the date on which the change is to take place; or

14.4.2         if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

14.5                    The provisions of this Clause 14 shall not apply in relation to the service of any notice or document relating to or in connection with any Proceedings.

15                               AGENT FOR SERVICE

15.1                    Each of the Guarantors and the Company irrevocably undertakes that any notice or document may be sufficiently and effectively served on it in connection with any Proceedings in England and Wales by service on Sappi (UK) Limited, Blackburn Mill, Feniscowles, Blackburn, Lancashire BB2 5HX (the “Process Agent”), if no replacement agent has been appointed and notified to the Noteholders pursuant to clause 15.2 below, or on the replacement agent if one has been so appointed and notified to the Noteholders. Any notice or document served pursuant to this clause 15.1 shall be marked for the attention of Willy Heckers or such other person as is appointed as agent for service pursuant to clause 15.2 below at the address notified pursuant to clause 15.2 below.

15.2                    If the agent referred to in clause 15.1 above (or any replacement agent appointed pursuant to this clause) at any time ceases for any reason to act as such, the Company and the Guarantors shall appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Noteholders of the name and address of the replacement agent; failing such appointment and notification, the Noteholders shall be entitled by notice to the Registrar and the Guarantors to appoint such a replacement agent to act on the Company’s and the Guarantors’ behalf PROVIDED THAT in cases where service is effected upon a replacement agent appointed by the Noteholders in accordance with this clause 15.2 a copy of the relevant notice or document shall at the same time be forwarded to the last known business address of the Company and the Guarantors.

15.3                    Any Service Document shall be deemed to have been duly served on the Company and the Guarantors if marked for the attention of the Process Agent at the addresses specified in clause 15.1 or in accordance with clause 15.2 and:

15.3.1         left at the specified or last known business address (as the case may be); or

15.3.2         sent to the specified or last known business address (as the case may be) by first class post or air mail.

15.4                    In the case of clause 15.3.1, the Service Document shall be deemed to have been duly served when it is left. In the case of clause 15.3.2, the Service Document shall be deemed to have been served two clear Business Days after the date of posting.

16                               Governing Law

This Instrument and the Notes constituted by it shall be governed by and construed in accordance with English law. The Company and the Guarantors irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Instrument and the Notes and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts.

17                               Place of performance and Payments

17.1                    Performance

The Obligors shall perform their liabilities and obligations under or in connection with this Instrument, the Guarantee and any other documents connected herewith exclusively at the Place of Performance (as defined below), but in no event at a place in Austria and the performance of any obligation or liability under or in connection with this Instrument, the Guarantee and any other documents connected herewith within the Republic of Austria shall not constitute discharge or performance of such obligation or liability. For the purposes of the above, “Place of Performance” means:

17.1.1         in relation to any payment by an Obligor under or in connection with this Instrument, the Guarantee and any other documents connected herewith, the place at which such payment is to be made pursuant to Clause 17.2; and

17.1.2         in relation to the delivery of any document under or in connection with this Instrument, the Guarantee and any other documents connected herewith the premises of the Registrar or any other place outside of Austria as the Registrar specifies from time to time.

17.2                    Payments

17.2.1         Payments under this Instrument, the Guarantee and any other documents connected herewith shall in no event be made in Austria.

17.2.2         Any payment made by or to any Obligor under or in connection with this Instrument, the Guarantee and any other document in connection herewith shall be made from and to an account outside of Austria.

In witness whereof this Instrument has been duly executed and delivered as a deed the day and year first above written.

SIGNED and DELIVERED by [name	/s/ B Wiersum
of attorney or other signatory] on	[place outside of Austria]
behalf of SAPPI PAPIER HOLDING
GMBH and thereby executed by it as
a DEED	/s/ R.D Hope
[place outside of Austria]

SIGNED and DELIVERED by [name
of attorney or other signatory] on	/s/ R Sanz
behalf of SAPPI LIMITED and	[place outside of Austria]
thereby executed by it as a DEED

/s/ R.D Hope
[place outside of Austria]

SIGNED and DELIVERED by [name	/s/ B Wiersum
of attorney or other signatory] on	[place outside of Austria]
behalf of SAPPI INTERNATIONAL
S.A and thereby executed by it as a
DEED	/s/ R.D Hope
[place outside of Austria]

SIGNED and DELIVERED by [name
of attorney or other signatory] on	/s/ B Wiersum
behalf of SAPPI TRADING PULP AG	[place outside of Austria]
and thereby executed by it as a
DEED
/s/ R.D Hope
[place outside of Austria]

THE FIRST SCHEDULE
Form of Certificate [to be embossed]

Certificate No.	Issue Date

SAPPI PAPIER HOLDING GMBH

a limited liability company incorporated under the laws of Austria registered in the companies register of the district court of Graz under FN 167931h having its registered office at A8101 Gratkorn, Bruckner Strasse 21, Austria  (the “Company”)

GUARANTEED UNSECURED LOAN NOTES 2008

THIS IS TO CERTIFY THAT the undermentioned is the registered holder of the amount set out below of the Guaranteed Unsecured Loan Notes 2008 (the “Notes”) constituted by an instrument entered into by the Company, Sappi Limited, Sappi International S.A. and Sappi Trading Pulp AG on 31 December 2008 (the “Instrument”) and issued with the benefit of and subject to the provisions contained in, the Instrument. Where the context so admits, words and expressions defined in the Instrument shall bear the same meanings in the Conditions endorsed on, or attached to, this Certificate.

Capitalised terms used in this Certificate but not otherwise defined herein shall have the meaning given to them in the Instrument.

Name of Noteholder	Amount of Notes

SAPPI PAPIER HOLDING GMBH BY:

Authorised Signatory

/s/ R D Hope
DATED	31 December 2008	[to be signed outside of Austria]

NOTES:

1                                      The Notes are repayable in accordance with the Conditions endorsed.

2                                      The Notes are transferable only in accordance with the Conditions, which include restrictions on the transferability of the Notes.  This Certificate must be lodged together with the instrument of transfer (which must be signed by the transferor or by a person authorised to sign on behalf of the transferor) at the office of the Registrar at [the address stated in Clause 14 of the Instrument].

3                                      This Certificate must be surrendered to the Registrar before any transfer can be registered or any new Certificate issued in exchange.

4                                      A copy of the Instrument is available for inspection at the office of the Registrar referred to above.

5                                      This security (or its predecessor) was originally issued in a transaction exempt from registration under the United States Securities Act of 1933, as amended (the

“Securities Act”), and this security may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom.

6                                      The Place of Performance and Payments shall be determined according to Clause 17 (Place of performance and Payments), but shall, in any case, be outside of Austria.

BRINGING THIS DOCUMENT OR ANY CERTIFIED COPY OF THIS DOCUMENT INTO THE REPUBLIC OF AUSTRIA AS WELL AS ANY WRITTEN CONFIRMATION (INCLUDING E-MAIL AND FAX) OR WRITTEN REFERENCE (INCLUDING E-MAIL AND FAX) TO THIS DOCUMENT MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY TAX. PLEASE READ CLAUSES 12 (FEES, DUTIES AND TAXES AND STAMP TAXES), 14 (NOTICES) AND 17 (PLACE OF PERFORMANCE AND PAYMENTS) OF THIS INSTRUMENT IN CONNECTION WITH THE FOREGOING.

THE SECOND SCHEDULE
The Conditions

1                                      Repayment, Prepayment, Purchase and Redemption

1.1                           Subject as provided below, the Company shall repay the whole of the principal amount of each Noteholder’s holding of Notes at par, together with accrued interest thereon up to but excluding the date of repayment, on the date which falls 48 months after the date of issue of the relevant Notes.

1.2                           Subject to Condition 18 (Acceleration under the RCF), if an Early Repayment Event is continuing the Noteholders shall be entitled with the sanction of an Extraordinary Resolution or by written resolution of the holders of at least 75 per cent in nominal amount of the Notes then in issue, to require the Company to immediately repay the whole of the outstanding principal amount of the Notes at par, together with accrued interest thereon up to but excluding the date of repayment, which shall be no earlier than the date of the passing of such Extraordinary Resolution or the date of such written resolution. A notice of demand given under this Condition shall be irrevocable and shall bind all of the Noteholders.

1.3                           The Company may at any time on or after the date of issue purchase any Notes (in integral multiples of €10,000,000) then in issue at par, together with accrued interest up to but excluding the date of purchase.

1.4                           Change of Control

1.4.1                 For the purposes of this Condition 1.4, “associated person” means, in relation to any person, a person who is acting in concert (as defined in The City Code on Takeover and Mergers) with that person or is a connected person (as defined in section 839 of the Income and Corporation Taxes Act 1988) of that person.

1.4.2                 If, on any date (an “Obligor Change of Control Date”) the whole of the issued share capital of any Obligor ceases to be wholly owned, directly or indirectly, by Sappi, then the Noteholders shall be entitled with the sanction of an Extraordinary Resolution or by written resolution of the holders of at least 75 per cent. in nominal amount of the Notes then in issue, by written notice to the Company, to demand on or following the date falling 30 days after the Obligor Change of Control Date that the Company shall prepay the whole of the principal amount of each of the Noteholders’ holding of the Notes at par, together with accrued interest thereon up to but excluding the date of prepayment.

1.4.3                 If, on any date (a “Change of Control Date”) a person (whether alone or together with any associated person or persons acting in concert) becomes the beneficial owner of shares in the issued share capital of Sappi carrying the right to exercise, or control the exercise of, more than 35 per cent. of the maximum number of votes exercisable at a general meeting of Sappi then, the Noteholders shall be entitled with the sanction of an Extraordinary Resolution or by written resolution of the holders of at least 75 per cent. in nominal amount of the Notes then in issue, by written notice to the Company to demand on or following the date falling 30 days after the Change of Control Date that the Company shall prepay the whole of the principal amount of each of the Noteholders’ holding of the Notes at par, together with accrued interest thereon up to but excluding the date of prepayment.

2                                      Early Repayment Events

Each of the events or circumstances set out in Conditions 2.1 to 2.13 inclusive is an Early Repayment Event.

2.1                           Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Note Document at the place at and in the currency in which it is expressed to be payable unless:

2.1.1                 its failure to pay is caused by administrative or technical error; and

2.1.2                 payment is made within five Business Days of its due date.

2.2                           Financial covenants

Any requirement of the financial covenants contained in Condition 16 by reference to clause 21 (Financial Covenants) of the RCF is not satisfied.

2.3                           Other obligations

An Obligor does not comply with any provision of a Note Document (other than those referred to in Condition 2.1 (Non-payment) or Condition 2.2. (Financial covenants)) and, if the failure to comply is capable of remedy, it is not remedied within 30 days of a Noteholder giving notice to the Registrar or an Obligor becoming aware of the failure to comply.

2.4                           Misrepresentation

2.4.1                 Any representation or statement made or deemed to be made by an Obligor in the Note Documents or any other document delivered by or on behalf of any Obligor under or in connection with the Note Documents is or proves to have been incorrect in any respect when made and where the circumstances making such representation or statement incorrect are capable of being altered so that such representation or statement is correct, such circumstances are not so altered within 30 days of a Noteholder notifying the Registrar or a Guarantor of such representation or statement being incorrect.

2.4.2                 Any representation or statement made, deemed to be made or repeated by an Obligor in the RCF or any other document delivered by or on behalf of any Obligor under or in connection with the RCF is or proves to have been incorrect in any respect when made, deemed to be made or repeated and where the circumstances making such representation or statement incorrect are capable of being altered so that such representation or statement is correct, such circumstances are not so altered or the breach is not waived under the RCF within 30 days of a Noteholder notifying the Registrar or a Guarantor of such representation or statement being incorrect.

2.5                           Cross default

2.5.1                 Any Financial Indebtedness of any Group Company is not paid when due and payable nor within any applicable grace period.

2.5.2                 Any Financial Indebtedness of any Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of a default or an event of default (however described).

2.5.3                 Any creditor of any Group Company becomes entitled to declare any Financial Indebtedness of any Group Company due and payable prior to its specified maturity as a result of a default or an event of default (however described).

2.5.4                 No Early Repayment Event will occur under this Condition 2.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub-paragraphs 2.5.1 to 2.5.3 above is less than €10,000,000.

2.6                           Creditors’ process

Expropriation, attachment, sequestration, distress or execution affects any asset or assets of Group Companies having an aggregate value of at least €10,000,000 and is not discharged within 30 days.

2.7                           Insolvency

2.7.1                 An Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any class of its indebtedness.

2.7.2                 A moratorium is declared in respect of any class of indebtedness of an Obligor or any Material Subsidiary.

2.7.3                 The Company is declared (or declares itself) bankrupt, is in a situation of illiquidity (Zahlungsunfähigkeit), within the meaning of § 66 of the KO, as interpreted by Austrian courts, or over indebtedness (Überschuldung), within the meaning of § 67 of the KO, as interpreted by Austrian courts, is unlikely to be able to pay its debts as they fall due (drohende Zahlungsunfähigkeit), within the meaning of § 1 (1) of the AO, as interpreted by Austrian courts or the preconditions for the opening of re-organisation proceedings (Reorganisationsbedarf) under the URG, as set out in the URG and interpreted by Austrian courts, have been satisfied in respect of the Company (save for any solvent re-organisation previously approved by the Noteholders in writing, such approval not to be unreasonably withheld).

2.7.4                 Without limitation to sub-paragraphs 2.7.1 and 2.7.2 above, in relation to Sappi Trading Pulp AG, the following events occur:

(i)           it becomes unable to pay its debts (Zahlungsunfähigkeit);

(ii)          it suspends making payments (Zahlungseinstellung); or

(iii)         half of its share capital and the legal reserves are not covered or it becomes over-indebted (hälftiger Kapitalverlust oder Überschuldung) within the meaning of article 725 of the CO;

(iv)          its balance sheet is filed with a judge due to over-indebtedness or insolvency pursuant to article 725a of the CO;

(v)           a moratorium is declared (Stundung and Nachlassstundung); or

(vi)          any maturity of its indebtedness is postponed (Fälligkeitsaufschub).

2.8                           Insolvency proceedings

Any legal proceeding or other formal procedure is taken or a meeting is convened for the purpose of considering a resolution in relation to:

2.8.1                 the bankruptcy, the suspension of payments, winding-up, dissolution, liquidation, annulment as a legal entity, administration or re-organisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or any Material Subsidiary other than a solvent liquidation or re-organisation of any Material Subsidiary;

2.8.2                 a general composition, assignment or arrangement with all of the creditors of an Obligor or any Material Subsidiary relating to a general rescheduling of its financial indebtedness;

2.8.3                 the appointment of a liquidator (other than (i) a winding up petition which is frivolous or vexatious and which is, in any event, discharged within 30 days of its presentation and (ii) in respect of a solvent liquidation of any Material Subsidiary), receiver, administrator, administrative receiver, compulsory manager, an administrateur judiciaire/gerechtelijk bestuurder, a speciaal commissaris/commissaire spécial, a séquestre/sekwester or other similar officer in respect of an Obligor or any Material Subsidiary or all or any part (having an aggregate value of at least €10,000,000) of its assets; or

2.8.4                 enforcement of any Security over all or substantially all of the assets of an Obligor or any Material Subsidiary which is not discharged within 30 days of the relevant legal proceeding or formal procedure being taken, or any analogous procedure or step is taken in any jurisdiction including, without limitation, if the Company is subject to:

(i)           any bankruptcy proceedings (Konkursverfahren) commenced pursuant to the KO, unless the application for such proceedings is dismissed within thirty days from (but excluding) the day it is filed (unless dismissed on the ground that the costs of the bankruptcy proceedings were likely to exceed the assets of such person (Abweisung mangels kostendeckenden Vermögens)); or

(ii)          any composition proceedings (Ausgleichsverfahren) commenced pursuant to the AO; or

(iii)         any re-organisation proceedings (Reorganisationsverfahren) under the URG (save for any solvent re-organisation previously approved by the Noteholders in writing, such approval not to be unreasonably withheld), unless, in relation to sub-paragraphs 2.8.4(ii) and 2.8.4(iii), the opening of the relevant proceedings is the only action that has occurred,

or, without limitation, if Sappi Trading Pulp AG is subject to:

(iv)          bankruptcy proceedings (Betreibung auf Konkurs);

(v)           composition with creditors (Nachlassverfahren) including in particular moratorium (Nachlassstundung), proceedings regarding composition agreements (Nachlassvertrag) and emergency moratorium (Notstundung);

(vi)          proceedings regarding postponement of maturity (Fälligkeitsaufschub);

(vii)         postponement of the opening of bankruptcy or moratorium proceedings pursuant to article 725a or article 817 of the CO respectively (Konkursaufschub/Gesellschaftsrechtliches Moratorium); or

(viii)        a notification to a judge of a capital loss or over-indebtedness under these provisions.

2.9                           Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Note Documents.

2.10                    Repudiation

An Obligor repudiates a Note Document or evidences an intention to repudiate a Note Document.

2.11                     Cessation of business

An Obligor or any Material Subsidiary ceases to carry on all or a substantial part of its business (other than as a result of a solvent liquidation or reorganisation of any Material Subsidary or disposal permitted hereunder) and such cessation would result in the Group, as a whole, ceasing to carry on the Paper Business.

2.12                    Litigation adversely determined

Any litigation is determined against any Group Company which has, or is reasonably likely to have, a Material Adverse Effect.

2.13                    South Africa

Any Authorisation provided by the Exchange Control Department of the South African Reserve Bank in connection with the Note Documents, the guarantee given by Sappi under the Note Documents or the fulfilment by Sappi of its obligations under the Note Documents is amended adversely, repealed, revoked or terminated or expires.

2.14                    The Company shall give the Noteholders notice in writing from a place outside of Austria of the happening of any of the Early Repayment Events promptly after becoming aware of the same.

3                                      Payment

Subject to Clause 17 of the Instrument (Place of Performance and Payments), payment of the principal or interest for the time being due and owing on the Notes, or any part thereof, will be made in immediately available funds to an account located outside of Austria nominated by the relevant Noteholder 3 or more Business Days before such payment is due.

4                                      Surrender of Certificate and Prescription

4.1                           Without prejudice to any other provisions of this Instrument, every Noteholder any part of whose Notes is due to be repaid or redeemed under any of the provisions of these Conditions shall, not later than five Business Days before the due date for such repayment or redemption, deliver up to the Registrar, at the office for the time being of the Registrar, the Certificate for its Notes which are due to be repaid (or such indemnity and other documentation as the Directors may require under Condition 14 in the case of a lost, defaced or destroyed certificate) in order that it may be cancelled. Unless payment of the amount due to be repaid has already been made in accordance with Condition 3, upon such delivery and against a duly signed or authenticated receipt for the principal moneys payable in respect of the Notes to be repaid, the Company shall, subject to Clause 17 of the Instrument (Place of Performance and Payments) on the due date for repayment, pay to the Noteholder the amount payable to him in respect of such repayment or redemption. If any Certificate so delivered to the Registrar includes any Notes not then repayable or redeemed, a new Certificate for the balance of the Notes not then repayable or redeemed shall be issued free of charge to the Noteholder delivering such Certificate to the Registrar.

4.2                           If any Noteholder any part of whose Notes is liable to be repaid or redeemed under these Conditions fails or refuses to deliver up the Certificate for such Notes (or such indemnity and other documentation as the Directors may require under Condition 14 in the case of a lost, defaced or destroyed certificate) at the time and place fixed for repayment thereof, or fails or refuses to accept payment of the moneys payable in respect thereof, the moneys payable to such Noteholder shall be paid subject to Clause 17 of the Instrument (Place of Performance and Payments) into a separate interest-bearing bank account in the name of the Company. The payment of such moneys into a bank account shall not constitute the Company a trustee of such moneys but shall discharge the Company from all obligations in respect of the Note. The Company shall not be responsible for the safe custody of such moneys or for interest thereon except such interest (if any) as the said moneys may earn whilst on deposit, less any expenses incurred by the Company in connection therewith. Any such amount so paid or deposited which remains unclaimed after a period of [12] years from the making of the payment or deposit shall revert and belong to the Company, notwithstanding that in the intervening period the obligation to pay the same may have been provided for in the books, accounts and other records of the Company. Subject as aforesaid, any amount so paid or deposited will forthwith be paid directly to the Noteholder or his successors upon delivery of the relevant Certificate.

5                                      Cancellation

All Notes repaid, redeemed or purchased by the Company shall be cancelled and the Company shall not be at liberty to re-issue them.

6                                      Interest

6.1                           Until such time as the Notes are repaid, redeemed or purchased by the Company in accordance with the provisions of the Instrument or these Conditions, the Company shall pay subject to Clause 17 of the Instrument (Place of Performance and Payments) to the Noteholder interest on the outstanding principal amount of the Notes at the rate specified in sub-paragraph 6.3 semi-annually in arrear on 15 June and 15 December in each year or, if such a day is not a Business Day, on the immediately preceding Business Day (the “Interest Payment Dates”) in respect of the Interest Periods (as defined below) ending on but excluding those dates. Except where Notes have previously been repaid, redeemed or purchased, the final interest payment will be made on the date which is 48 months after the Completion Date.

6.2                           In these Conditions the period from and including the Completion Date up to but excluding the first Interest Payment Date and the period from and including that or any subsequent Interest Payment Date up to but excluding the next following Interest Payment Date is called an “Interest Period”. On or as soon as practicable following each Interest Payment Date, the Company shall deliver to each Noteholder a certificate as to the gross amount of the relevant interest payment and the amount of tax deducted.

6.3                           The rate of interest on the Notes will be:

6.1.1                 for the first Interest Period – 9 per cent per annum;

6.1.2                 for the second Interest Period – 12 per cent per annum;

6.1.3                 for the third Interest Period – 14 per cent per annum; and

6.1.4                 for each Interest Period following the third Interest Payment Date – 15 per cent per annum.

6.4                           Each instalment of interest shall be calculated by applying the rate of interest specified in paragraph 6.3 above to the aggregate principal amount of Notes held by each Noteholder, multiplying such product by the actual number of days in the relevant Interest Period divided by 360 and rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

6.5                           Each interest payment shall be made to the Noteholder registered on the Register at the close of business on the seventh day preceding the due date for payment of such interest and every such Noteholder shall be deemed for the purposes of these Conditions to be the holder on such Interest Payment Date of the Notes held by him on such preceding date, notwithstanding any intermediate transfer or transmission of any such Notes.

6.6                           Interest on any Notes becoming liable to repayment shall cease to accrue as from the due date for repayment of such Notes unless (and subject to compliance by the Noteholder with the provisions of Condition 4) payment of the moneys is not made by the Company (in which case interest will continue to accrue until, but excluding, the date of actual payment).

7                                      Transfer of Notes

7.1                           The Notes will be transferable only as set out in this Condition 7, but shall not under any circumstances be transferable to a Competitor or to a person or entity resident in the Republic of Austria.

7.2                           The Notes are transferable only by instrument in writing in the usual or common form (or in such other form as the Directors may approve) in nominal amounts or integral multiples of €10,000,000, upon and subject to the Conditions. There shall not be included in any instrument of transfer any securities other than the Notes constituted by the Instrument.

7.3                           Every instrument of transfer must be signed by the transferor (or by a person authorised to sign on behalf of the transferor) at a place outside of Austria and the transferor shall be deemed to remain the owner of the Notes to be transferred until the name of the transferee is entered in the Register in respect thereof.

7.4                           Every instrument of transfer must be sent for registration to the Registrar accompanied by the Certificate(s) for the Notes to be transferred together with such other evidence as the Company may require to prove the title of the transferor or his right to transfer the Notes and, if the instrument of transfer is executed by some other person or entity on his or its behalf, the authority of that person to do so. All instruments of transfer which are registered may be retained by the Company. No transfer of Notes shall be registered in respect of which a notice requiring repayment has been given. No transfer will be registered during the seven days immediately preceding an Interest Payment Date or at any time when the Register is closed.

7.5                           No fee shall be charged for the registration of any transfer or for the registration of any probate, letters of administration, certificate of confirmation, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any Notes.

7.6                           This security (or its predecessor) was originally issued in a transaction exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), and this security may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom.

7.7                           Each Noteholder shall not offer to sell or otherwise dispose of any Notes acquired by it in violation of:

7.7.1                 the securities laws of South Africa, Australia, Canada, Japan or any other jurisdiction; or

7.7.2                 any provisions of the Instrument, the Master Agreement or the Lock-up Agreement.

7.8                           Any original of the instrument of transfer (including PDF, TIF and other comparable formats), any certified copy thereof or any signed document (including PDF, TIF and other comparable formats) that constitutes a deed (Urkunde) in the meaning of § 15 of the Austrian Stamp Duty Act (as interpreted by the Austrian tax authorities), whether documenting the entering into the relevant transaction (rechtserzeugende Urkunde) or documenting or confirming that the relevant transaction has been entered into (rechtsbezeugende Urkunde), or a substitute deed (Ersatzurkunde) in the meaning of § 15 of the Austrian Stamp Duty Act (as interpreted by the Austrian tax authorities), including, without limitation, any notarised copy, any certified copy and any written minutes recording the instrument of transfer may not be sent to or produced in Austria and shall remain at a place outside of Austria at all times. The transferor and the transferee shall perform their liabilities and obligations under or in connection with this instrument of transfer in no event at a place in Austria and the performance of any obligations or liabilities under in connection with this instrument of transfer within the Republic of Austria shall not constitute discharge or performance of such obligation or liability. The transferor and the transferee shall not make any payments under this instrument of transfer in Austria and any such payments shall be made from and to an account outside of Austria.

8                                      Modification

8.1                           The provisions of the Instrument or of the Notes and the rights of the Noteholders may from time to time be modified, abrogated or compromised or any arrangement or amendment agreed in any respect with the sanction of an Extraordinary Resolution or by written resolution of the holders of at least 75 per cent in nominal amount of the Notes then in issue subject, in either case, to the prior consent of the Company and the Guarantors.

8.2                           Any such modification abrogation, compromise or arrangement effected pursuant to paragraph 8.1 shall be binding on all Noteholders.

9                                      Dealings

The Notes shall not be capable of being dealt in on any stock exchange in South Africa or elsewhere and no application has been or is intended to be made to any stock exchange for the Notes to be listed or otherwise traded.

10                               Substitution and Exchange and Right of Substitution of Guarantor

10.1                    The Company shall be entitled, without the consent of Noteholders, to substitute one or more subsidiaries or one or more holding companies of the Company or one or more subsidiaries of any such holding company (as such terms are defined in the Companies Act 1985) (each a “Substituted Company”) as the principal debtor or debtors each in respect of some or all of the Notes under the Instrument and Notes [or to require all or any of the Noteholders to exchange their Notes for loan notes issued on the same terms (save for any provisions as to exchange which do not impose any obligation on the Noteholders of a financial or other nature other than an obligation to surrender the Notes in exchange for such other loan notes) mutatis mutandis by any such company] provided that:

10.1.1          the Guarantors guarantee such Substituted Company’s obligations thereunder to at least the same extent as under the Guarantee;

10.1.2          an instrument is executed by the Substituted Company agreeing to be bound by the terms of the Instrument as fully as if the Substituted Company had been party to the Instrument and named in and on the Notes as the principal debtor in place of the Company (or of any previous substitute under this Condition); and

10.1.3          no Noteholder shall have any lesser rights under this Instrument or any Note (including the right to any increased payment under Clause 13) than it would have had but for such substitution or exchange.

10.2                    References to the Company shall, if substitution occurs under Condition 10.1 and where the context so permits, be deemed to be references to such Substituted Company.

10.3                    Without prejudice to Condition 10.1.1, any substitution under Condition 10.1 shall operate to release the Company or any previous Substituted Company as principal debtor from any or all of its obligations under the Instrument and the Notes.

10.4                    The Guarantors shall be entitled, without the consent of the Noteholders, to substitute as the Guarantors (i) a bank with a credit rating at least equivalent to the Guarantors at the date of the Instrument, or (ii) its successor pursuant to a merger, consolidation, statutory share exchange, conversion, business combination or other transaction whereby such person succeeds to a majority of the business of the Guarantors, or such person is the transferee of all or substantially all of the assets of the Guarantors (the “Substituted Guarantor”) under the Instrument and the Notes on the same terms, mutatis mutandis, as the terms of the Guarantee, provided that an instrument is executed by the Substituted Guarantor agreeing to be bound by the terms of the Instrument as fully as if the Substituted Guarantor had been party to the Instrument as the Guarantors and provided that no Noteholder shall have any lesser rights under this Instrument or any Note (including the right to any increased payment under Clause 13) than it would have had but for such substitution or exchange.

10.5                    References to the Guarantors shall, if such substitution occurs under Condition [10.4] and where the context so permits, be deemed to be references to the Substituted Guarantor.

10.6                    Any substitution under Condition 10.4 shall operate to release the Guarantors as guarantors under the Instrument and the Notes.

10.7                    Not later than 14 days after the execution of any instrument for the substitution of the Company or the Guarantors, the Company shall give notice of such substitution to Noteholders in accordance with Condition 13.

11                                Replacement of Certificates

If the Certificate for any Notes is lost, defaced or destroyed, it may, upon payment by the Noteholder of any out-of-pocket expenses of the Company, be replaced, on such terms (if any) as to evidence and indemnity as the Directors may require, but so that, in the case of defacement, the defaced Certificate shall be surrendered before the new Certificate is issued.

12                               Risk to Noteholders

All Certificates, other documents and remittances sent through the post shall be sent by first class post but otherwise at the risk of the Noteholder(s) entitled thereto.

13                               Notices

13.1                    Any notice or other document (including Certificates) may be given or sent to any Noteholder by sending it by post in a pre-paid envelope addressed to such Noteholder at its or his registered address in the United Kingdom or (if it or he has no registered address within the United Kingdom) to the address (if any) within the United Kingdom supplied by it or him to the Registrar for the giving of notice to it or him. Save as otherwise provided in this paragraph, only Noteholders with a registered address in the United Kingdom shall be entitled to receive any notice, demand or other document.

13.2                    Any notice, demand or other document (including Certificates and transfers of Notes) may be served on the Company either personally or by sending the same by post in a pre-paid envelope addressed to the Registrar at [the address given in clause 14 of the Instrument] (marked for the attention of the Registrar) or to such other address in England as the Company or the Registrar may from time to time notify to Noteholders in accordance with Clause 14 of the Instrument.

13.3                    Any notice given or document sent by first class post shall be deemed to be served or received at the expiry of 24 hours (or, where second class post is employed, 48 hours) after the time when it is posted. In proving such service or receipt, it shall be sufficient to prove that the envelope containing the notice or document was properly addressed, stamped and posted.

14                               General

14.1                    A certification of the Directors, the Registrar or the Company’s financial adviser as to any matter relating to the Notes shall, in the absence of manifest error, be conclusive evidence as against the Noteholders. None of the Directors, the Registrar or the Company’s financial adviser shall, in the absence of negligence or wilful default, have any liability of any nature whatsoever in connection with any exercise of, or omission to exercise, any function assigned to them or it as described in the Instrument.

14.2                    Each Noteholder shall be recognised by the Company as entitled to his Notes free from any equity, set-off or counterclaim on the part of the Company against the original or any intermediate holder of the Notes.

14.3                    The Instrument and the Notes and any non-contractual obligations arising out of or in connection with them are governed by, and will be construed in accordance with, English law.

15                               Meetings of Noteholders

Meetings of Noteholders may be convened and held in accordance with the provisions of the Third Schedule.

16                               Incorporation of Certain Provisions of the RCF

16.1                    Undertakings

The provisions of clauses 20.1 (Financial Statements), 20.2 (Compliance Certificate), 20.3 (Requirements as to financial statements), 20.4 (Information: miscellaneous), 20.5 (Notification of default), 20.6 (Change in Material Subsidiaries), 21 (Financial covenants) and 22 (General Undertakings) (other than clauses 22.7(b) (Financial Indebtedness) and 22.11 (Undertakings relating to Guarantee by Austrian Guarantor)) are incorporated by reference into these Conditions as if:

16.1.1          references to this “Agreement” or the “Finance Documents” were to the “Note Documents”;

16.1.2          references to “any Commitment is in force” were deleted;

16.1.3          references to the “Agent”, the “Finance Parties” or the “Lenders” were to the “Noteholders”;

16.1.4          references to the “Majority Lenders” were to the “holders of at least 75% per cent in nominal amount of the Notes then in issue”;

16.1.5          [references in the definition of “Material Subsidiary” were to “in each case as set out, until the first Compliance Certificate is delivered, in the list provided to the Agent pursuant to Schedule 2 (Conditions precedent) paragraph (3)(e) and thereafter” were deleted; NB — a list of material subsidiaries will be provided on Completion]

16.1.6          references to Financial Indebtedness “referred to in Schedule 10 (Existing Subsidiary Indebtedness)” were to Financial Indebtedness “incurred prior to the date of this Instrument”;

16.1.7          references to the “Obligors” or to “Guarantors” are references to the Obligors or Guarantors under the RCF;

16.1.8          references to the “Company” were to “Sappi”;

16.1.9          references to “Schedule 8 (Form of Compliance Certificate)” were to “schedule 8 (Form of Compliance Certificate) of the RCF”;

16.1.10   references to “Security listed in Schedule 9 (Existing Security)” were to “Security in place at the date of this Instrument”; and

16.1.11    all cross-references were up-dated appropriately.

16.2                    Amendments and Waivers Under the RCF

If any amendment or waiver is made or given under the RCF in respect of any of clauses 20.1 (Financial Statements), 20.2 (Compliance Certificate), 20.3 (Requirements as to financial statements), 20.4 (Information: miscellaneous), 20.5 (Notification of default), 20.6 (Change in Material Subsidiaries), 21 (Financial covenants) or 22 (General Undertakings) (other than clauses 22.7(b) (Financial Indebtedness) and 22.11 (Undertakings relating to Guarantee by Austrian Guarantor)) of the RCF, or to definitions or terms used in those clauses, an equivalent amendment or waiver is deemed to be made or given to the equivalent provision incorporated in these Conditions under Condition 16.1 above. Sappi shall promptly notify the Registrar of any request made by a Group Company to amend or waive the RCF and of any waivers or amendments actually given or made in respect of the RCF.

17                               Acceleration under the RCF

No demand for early repayment of the Notes may be made in respect of any Early Repayment Event caused by a breach of any Condition incorporated by reference pursuant to Condition 16 above or under Condition 2.4.2 above unless the Agent has served a notice to Sappi pursuant to paragraph (a) or (b) of clause 23.14 (Acceleration) of the RCF on the basis of an Event of Default under clause 23.2 (Financial covenants) or clause 23.3 (Other obligations) of the RCF caused by a breach of the equivalent provision in the RCF.  Sappi shall promptly notify the Registrar if it receives any such notice under the RCF.

18                               Replacement of RCF

To the extent that the RCF is prepaid and cancelled in full and replaced with a new revolving credit facility agreement available to the Company and/or its subsidiaries (a “Replacement Facility”), each Obligor shall enter into negotiations in good faith with the Noteholders to agree such amendments to the Note Documents to reflect the equivalent terms of the Replacement Facility to those incorporated by reference under Condition 16.1 above. In the event that the Obligors and the Noteholders fail to agree such amendments within 30 days of the commencement of such negotiations, the dispute shall be referred to such independent bank or financial institution (the “Expert”) as may be agreed between the Obligors and the Noteholders for resolution.

The Expert shall act in the capacity of expert and not arbitrator and, in the absence of any manifest error, the decision of the Expert shall bind each of the Obligors and each of the Noteholders.

19                               Additional Guarantors

19.1                    The Company and the Noteholders agree that any Group Company that becomes a Guarantor under the RCF after the date of this Instrument shall, no later than the date falling 30 days after the date that Group Company becomes a guarantor under the RCF, accede to the Instrument as a Guarantor on equivalent terms to those under the RCF.

19.2                    The Company and the Noteholders agree to make such amendments to the terms of the Instrument to effect the provision of a guarantee by the relevant Group Company in accordance with Condition 20.1 above.

20                               Confidentiality

Each Noteholder undertakes with each Obligor:

20.1                    to keep confidential and not to disclose to anyone any information (including any projections) received by it in its capacity as Noteholder relating to the Obligors, the Group, any member of the Group or any Note Document, in whatever form, and including information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information except:

(i)           for any lawfully obtained from any other source, or that is or becomes public knowledge, other than as a direct or indirect result of any breach of any obligation of confidentiality;

(ii)          disclosure to persons to the extent that such information is required to be disclosed by any applicable law or regulation;

(iii)         disclosure by any original Noteholder which is expressly permitted under the terms of the Confidentiality Agreement referred to in the Master Agreement;

(iv)          disclosure to any person that a Noteholder assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Notes; or

(v)           disclosure to any person with whom a Noteholder enters into (or may potentially enter into) any sub-participation of the Notes or any other transaction under which payments are to be made by reference to the Notes or any Obligor;

if, in relations to sub-paragraphs (iv) and (v) above the person to whom the information is disclosed has entered into a confidentiality undertaking on substantially the same terms as this Condition 20.1.

20.2                    to ensure that such information is protected with security measures and a degree of care that would apply to that Noteholder’s own confidential information;

20.3       to use that information only for the purpose of, or as permitted by, the Note Documents; and

20.4       to use all reasonable endeavours to ensure that any person to whom that Noteholder passes any such information acknowledges and complies with the provisions of this Condition 21 as if that person were also bound by it.

THE THIRD SCHEDULE
Provisions for meetings of the Noteholders

1             Calling of meetings

The Company may at any time and shall, upon request in writing signed by the registered holders of not less than one-third in nominal value of the Notes for the time being outstanding (excluding any in respect of which a notice requiring repayment shall have been given), convene a meeting of the Noteholders to be held at such time and place as the Company shall determine, but in no event in Austria.

2             Notice of meetings

2.1         The Company shall give to the Noteholders at least 14 or, in the case of a meeting convened for the purpose of passing an Extraordinary Resolution, at least 21 clear days’ notice, of any meeting of Noteholders, specifying the place, day and time of meeting. Any such notice shall specify the general nature of the business to be transacted at the meeting thereby convened but, except in the case of a resolution to be proposed as an Extraordinary Resolution, it shall not be necessary to specify the terms of any resolution to be proposed.

2.2         The accidental omission to give notice of a meeting, or to send a form of proxy with a notice, to any person entitled to receive the same, or the non-receipt of a notice of meeting or form of proxy by any such person, shall not invalidate the proceedings, including any resolution duly passed at that meeting.

3             Chairman of meetings

Some person nominated by the Company shall be entitled to take the chair at any such meeting and if no such nomination is made or, if at any meeting the person nominated shall not be present within 30 minutes after the time appointed for holding the meeting, the Noteholders present shall choose one of their number to be Chairman.

4             Quorum at meetings

At any such meeting, persons (at least two in number) holding or representing by proxy at least one-tenth (or at any such meeting at which an Extraordinary Resolution is to be considered, one-quarter) in nominal value of the Notes for the time being outstanding shall form a quorum for the transaction of business. No business (other than the choosing of a Chairman) shall be transacted at any meeting unless the requisite quorum be present at the commencement of business.

5             Absence of quorum

If within 30 minutes from the time appointed for any meeting of the Noteholders a quorum is not present, the meeting shall, if convened upon the requisition of the Noteholders, be dissolved. In any other case it shall stand adjourned to such day and time (being not less than 14 nor more than 42 days thereafter) and to such place as may be appointed by the Chairman. At such adjourned meeting, the Noteholders present in person or by proxy and entitled to vote, whatever the number of persons or the nominal value of the Notes held by them, shall form a quorum and shall have power to pass any Extraordinary Resolution or other resolution and to decide upon all matters which could properly have been disposed of at the meeting from which the adjournment took place.

6             Notice of adjourned meetings

At least seven days’ notice of any adjourned meeting at which an Extraordinary Resolution is to be submitted shall be given in the manner provided by this Instrument and such notice shall state that the Noteholders present in person or by proxy at the adjourned meeting will form a quorum. Notice is not required for any adjourned meeting at which no Extraordinary Resolution is to be submitted.

7             Adjournment of meetings

The Chairman may, with the consent of (and shall if directed by) any such meeting, adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

8             Resolution on show of hands

Every question submitted to a meeting of Noteholders shall be decided in the first instance by a show of hands and, in case of an equality of votes, the Chairman shall, both on a show of hands and on a poll, have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Noteholder or as a duly appointed proxy of a Noteholder.

9             Demand for poll

At any meeting of Noteholders, unless (before or on the declaration of the result of the show of hands) a poll is demanded by the Chairman or by one or more Noteholders present in person or by proxy and holding or representing in aggregate not less than one-tenth in nominal value of the Notes then outstanding, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact.

10          Manner of taking poll

If at any such meeting a poll is so demanded it shall be taken in such manner as the Chairman may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

11           Time for taking poll

Any poll demanded at any such meeting on the election of a Chairman or on any question of adjournment shall be taken at the meeting without adjournment. A poll demanded on any other question shall be taken in such manner and place immediately or at any time within ten days of such demand, as the Chairman may direct. No notice need be given of a poll not taken immediately. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded. The demand for a poll may be withdrawn.

12          Persons entitled to attend and vote

12.1       The registered holder of any of the Notes shall be entitled to vote in respect thereof either in person or by proxy.

12.2       The Directors and the Secretary and solicitors to and auditors of the Company and any other person authorised by the Directors may attend and speak (but not vote) at any such meeting.

13          Instrument appointing proxy

Every instrument appointing a proxy must be in writing signed by the appointor or his attorney or, in the case of a corporation, under its common seal or signed by its attorney or a duly authorised officer and shall be in the usual or common form or in such other form as the Directors may approve. Such instrument of proxy shall unless the contrary is stated thereon be valid as well for an adjournment of the meeting as for the meeting to which it relates and need not be witnessed. A person appointed to act as a proxy need not be a Noteholder.

14          Deposit of instrument appointing proxy

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified or office copy of such power or authority shall be deposited at such place or places as the Company may in the notice of meeting direct or, if no such place is specified, then at the registered office of the Company not less than 48 hours before the time appointed for holding the meeting or adjourned meeting or the taking of a poll at which the person named in such instrument proposes to vote; in default the instrument of proxy shall not be treated as valid. A vote given in accordance with the terms of an instrument appointing a proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the instrument of proxy or of the authority under which the instrument of proxy is given or transfer of the Notes in respect of which it is given, unless previous notice in writing of such death, insanity, revocation or transfer shall have been received at the registered office of the Company. No instrument appointing a proxy shall be valid after the expiration of 12 months from the date of its execution.

15          Votes

On a show of hands, every Noteholder who (being an individual) is present in person or by proxy or (being a corporation) is present by a representative shall have one vote and, on a poll, every Noteholder present in person or by proxy shall have one vote for every €1 in nominal amount of the Notes of which he or it is the holder. A Noteholder entitled to more than one vote need not use all his or its votes or cast all the votes he or it uses in the same way.

16          Powers of Meetings of Noteholders

A meeting of the Noteholders shall, in addition to any other powers, have the following powers exercisable by Extraordinary Resolution namely:

16.1       power to sanction any compromise or arrangement proposed to be made between, on the one hand, the Company or the Guarantors or both and, on the other hand, the Noteholders;

16.2       power to sanction any abrogation, modification or compromise or any arrangement in respect of the rights of the Noteholders against the Company or the Guarantors or both or their respective properties, whether such rights arise under the Instrument or otherwise;

16.3       power to sanction any scheme or proposal for the sale or exchange of the Notes or for the conversion of the Notes into shares, stock, debentures, debenture stock or other obligations or securities of the Company or any other company formed or to be formed or cash or partly for or into such shares, stock, debentures, debenture stock or other obligations or securities as aforesaid and partly for or into cash and for the appointment of some person with power on behalf of the Noteholders to execute an instrument of transfer of the Notes held by them in favour of the person to or with whom the Notes are to be sold or exchanged respectively;

16.4       power to assent to any modification or abrogation of the provisions of this Instrument or of the Notes which shall be proposed by the Company and for which the consent of Noteholders is required and to authorise the Company and/or the Guarantors to execute an instrument supplemental to this Instrument embodying any such modification or abrogation;

16.5       power to give any authority or sanction which under the provisions of this Instrument is required to be given by Extraordinary Resolution;

Provided that no modification of the Conditions or the Instrument shall be made or take effect unless the Company and the Guarantors shall have consented to any such modification.

17          Definition of Extraordinary Resolution

The expression “Extraordinary Resolution” means a resolution passed at a meeting of the Noteholders, duly convened and held in accordance with the provisions herein contained, by a majority consisting of not less than three-fourths of the persons voting thereat upon a show of hands or, if a poll is demanded, by a majority consisting of not less than three-fourths of the votes given on such poll.

18          Extraordinary Resolution binding on all Noteholders

An Extraordinary Resolution shall be binding upon all the Noteholders whether or not present at such meeting and each of the Noteholders shall be bound to give effect to it accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

19          Resolutions in writing

A resolution in writing signed by the holders of not less than 75 per cent in nominal amount of the Notes for the time being outstanding who are for the time being entitled to receive notice of meetings in accordance with the provisions herein contained shall for all purposes be as valid and effectual as an Extraordinary Resolution. Such resolution in writing may be contained in one document or in several documents in similar form each signed by one or more of the Noteholders.

20          Minutes of meetings

Subject to Clause 12.2 of the Instrument (Stamp Taxes), minutes of all resolutions and proceedings at every meeting of Noteholders shall be made and duly entered in books to be from time to time provided for that purpose by the Company. Any such minutes, if purporting to be signed by the Chairman of the meeting at which such resolutions were passed or proceedings held or by the Chairman of the next succeeding meeting of the Noteholders, shall be conclusive evidence of the matters therein contained. Until the contrary is proved, every such meeting in respect of the proceedings of which minutes have been made shall be deemed to have been duly convened and held and all resolutions passed at that meeting to have been duly passed.

THE FOURTH SCHEDULE
Terms and Conditions of the Guarantee

1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally and subject to Clause 17 (Place of Performance and Payments) of the Instrument:

(i) guarantees to each Noteholder punctual performance by the Company of all the Company’s obligations under the Note Documents;

(ii)

undertakes with each Noteholder that whenever the Company does not pay any amount when due under or in connection with any Note Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)

indemnifies each Noteholder immediately on demand against any cost, loss or liability suffered by that Noteholder if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Noteholder would otherwise have been entitled to recover.

2	Continuing guarantee; Nature of guarantee

(i)

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Note Documents, regardless of any intermediate payment or discharge in whole or in part.

(ii)

Notwithstanding anything to the contrary herein or in any other of the Note Documents, this guarantee is meant to be and shall be interpreted as “abstract guarantee” (abstrakter Garantievertrag) and the obligations of the Guarantors hereunder shall be obligations of the Guarantors as principal debtors and not as sureties (Buergschaft) and not as a joint obligation as a borrower (Mitschuldner) and the Guarantors undertake to pay the amounts due under or pursuant to this guarantee unconditionally, irrevocably, upon first demand and without raising any defences (unbedingt, unwiderruflich, auf erste Aufforderung und unter Verzicht auf alle Einwendungen).

3	Reinstatement

If any payment by an Obligor or any discharge given by a Noteholder (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(i) the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(ii) each Noteholder shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

4	Waiver of defences

The obligations of each Guarantor under this Fourth Schedule will not be affected by an act, omission, matter or thing which, but for this Fourth Schedule, would reduce, release or prejudice any of its obligations under this Fourth Schedule (without limitation and whether or not known to it or any Noteholder) including:

	(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

	(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

	(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

	(v)	any amendment (however fundamental) or replacement of a Note Document or any other document or security;

	(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Note Document or any other document or security; or

	(vii)	any insolvency or similar proceedings.

5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Noteholder (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Fourth Schedule. This waiver applies irrespective of any law or any provision of a Note Document to the contrary.

6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Note Documents have been irrevocably paid in full, each Noteholder (or any trustee or agent on its behalf) may:

(i)

refrain from applying or enforcing any other moneys, security or rights held or received by that Noteholder (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

	(ii)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Fourth Schedule.

7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Note Documents have been irrevocably paid in full and unless the Noteholders otherwise direct, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Note Documents:

(iii) to be indemnified by an Obligor;

(iv) to claim any contribution from any other guarantor of any Obligor’s obligations under the Note Documents; and/or

(v)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Noteholders under the Note Documents or of any other guarantee or security taken pursuant to, or in connection with, the Note Documents by any Noteholder.

8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Noteholder.

9	Belgian Guarantee Limitation

In the case of Sappi International S.A. (the “Belgian Guarantor”), with respect to the obligations of any Obligor which is not a Subsidiary of the Belgian Guarantor, its liability under this Guarantee shall be limited, at any time, to a maximum aggregate amount equal to the greater of (i) an amount equal to 90% of the Belgian Guarantor’s net assets (as determined in accordance with the Belgian Companies Code and accounting principles generally accepted in Belgium, but not taking intra-group debt into account as debts) as shown by its then most recent audited annual financial statements and (ii) the aggregate amount of the principal amount raised by the Belgian Guarantor pursuant to the Notes and the aggregate amount of any intra-group loans or facilities made to it by any other member of the Group directly and/or indirectly using all or part of the proceeds of the Notes (whether or not such intra-group loan is retained by the Belgian Guarantor for its own purposes or on-lent to another Group company) outstanding at any given time between the date of the issue of the Notes and the date on which the relevant demand is made.

10	Swiss Restrictions

In respect of Sappi Papier Holding GmbH’s obligations under the Note Documents, the Restricted Obligations of Sappi Trading Pulp AG, if and to the extent required by any applicable Swiss law in force at the relevant point in time under the Note Documents, shall, subject to the proviso below, be limited to the amount obtained by applying the following formula on the date on which the guarantee is called (the “SPH Maximum Guaranteed Amount”):

(i) EUR 150 million, multiplied by

(ii) the principal amount of Notes issued by Sappi Papier Holding GmbH under the Note Documents, divided by

(iii)

the total principal amount outstanding of Sappi Papier Holding GmbH’s borrowings under any facility where Sappi Trading Pulp AG has issued a guarantee in respect of such borrowings (including, for the avoidance of doubt, under the Note Documents), provided that payments of the SPH Maximum Guaranteed Amount shall be limited to the maximum amount of Sappi Trading Pulp AG’s profits available for distribution as dividends at any given time (being the balance sheet profits and any reserves made for this purpose, in each case in accordance with articles 804, 675(2) and 671(1) and (2), no. 3 of the Swiss Federal Code of Obligations), and further provided that, to the extent permitted by law, such further limitation (as may apply from time to time or not) shall not (generally or definitively) free Sappi Trading Pulp AG from its payment obligations under the Note Documents in respect of the payment of the SPH Maximum Guaranteed Amount, but merely postpone the payment date of the unpaid portion of the SPH Maximum Guaranteed Amount until such time as payment is again permitted notwithstanding such further limitation.

In this Fourth Schedule, “Restricted Obligations” means to the extent Sappi Trading Pulp AG guarantees obligations other than obligations of one of its subsidiaries (i.e. obligations of its direct or indirect parent companies (up-stream guarantee) or sister companies (cross-stream guarantee)).

11	General Limitation

Without prejudice and in addition to any limitation on the liability of any entity that becomes an additional guarantor under Condition 20 (an “Additional Guarantor”), the liability of each Additional Guarantor under this guarantee shall not at any time exceed the lower of the amount of that Additional Guarantor’s outstanding indebtedness (excluding for this purpose any indebtedness owing by one Group Company to another Group Company) or any limits imposed upon its maximum liability under this guarantee by mandatorily applicable law.